Exhibit 10.1
                                                                    ------------

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement"), is made and entered into as of the Effective Date (as hereinafter defined), by and between Clark Consulting, Inc. and/or its successors ("Company"), a Delaware corporation, and James C. Bean, a resident of Minnesota (the "Employee").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, Clark Consulting, Inc. ("CCI") and its affiliates (including the Company) (collectively "CCI Affiliates" and individually "CCI Affiliate") are engaged in business in the State of Illinois and throughout the United States; and

         WHEREAS, the Company desires to employ the Employee in the capacity of President of the Banking Practice (the "Division") of the Company, upon the terms and conditions hereinafter set forth; and

         WHEREAS, the Employee is willing to enter into this Agreement with respect to his employment and services upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the Company hereby employs the Employee and the Employee hereby accepts such employment upon the terms and conditions hereinafter set forth:

         1. Term of Employment. The term of employment under this Agreement shall commence on May 6, 2004 (the "Effective Date") and shall extend through December 31, 2005. Absent notice of termination (described below), commencing on January 1, 2006 and continuing on each subsequent January 1, the term of the Employee's employment shall automatically be extended for an additional 12 months. To cause the Employee's employment to terminate at the end of the original or an extended term, either party, at least 30 days prior to such date, shall give written notice to the other party that the Agreement will terminate.

         2. Duties of the Employee. The Employee agrees that during the term of this Agreement, he will devote substantially all his full professional and business-related time, skills and best efforts to the businesses of the Company. The Employee shall report to the Chief Executive Officer of Clark Consulting, Inc. or, if mutually agreeable, to such other manager as the Board of the Company may from time to time determine. The Employee may engage in personal investment activities provided such activities do not interfere with the performance of his duties hereunder or violate the noncompetition and confidential information provisions set forth herein. Nothing herein, however, will prevent the Employee, (a) upon approval of Chief Executive Officer and Chief Operating Officer of CCI, from service as a director or trustee of other corporations or businesses which are not directly or indirectly in competition with the business of the Company or in competition with any present or future CCI Affiliate, (b) from service on civic or charitable boards or committees, or
(c) from engaging in personal, passive, investment activities; provided such activities do not interfere with the performance of his duties hereunder or violate the noncompetition and confidential information provisions set forth herein. Employee shall be indemnified for actions performed in the course of his employment to the same extent as other similarly situated employees of the CCI Affiliates.

         3. Compensation.

         (a) Base Salary. The Company shall pay the Employee an annual base salary of Three Hundred and Fifty Seven Thousand and Five Hundred Dollars ($357,500), for each year of this Agreement (or fraction for portions of a year) ("Base Salary"). After May 6, 2005, such Base Salary may be adjusted upwards based upon the Employee's performance. The Employee's Base Salary shall be subject to all appropriate federal and state withholding taxes and shall be payable in accordance with the normal payroll procedures of the Company.

         (b) Annual Bonus. In addition to the Base Salary set forth in Section 3(a) hereof, the Employee shall receive an annual bonus opportunity (the "Annual Bonus") each year during his employment equal to 140% of his Base Salary. The Annual Bonus Targets shall be based on the financial performance of the Division and of the Company and shall be communicated to the Employee by the Chief Operating Officer of CCI no later than March 31 of the year for which the Annual Bonus applies. For the Annual Bonus attributable to the fiscal year ending December 31, 2004 only, the Employee will receive a minimum guaranteed Annual Bonus equal to 100% of the Employee's Base Salary earnings during the 2004 fiscal year. For the Annual Bonus attributable to the 2005 fiscal year only, the Employee will receive a minimum guaranteed Annual Bonus equal to 75% of the Employee's Base Salary earnings during the 2005 fiscal year. For all subsequent years, no part of the Annual Bonus will be guaranteed. The Annual Bonus shall be paid on or before March 15 of the year following the year to which the bonus relates. With the exception of the Annual Bonuses attributable to the 2004 and 2005 fiscal years, the Employee must be employed by the Company or a CCI Affiliate on the date of payment in order to receive his Annual Bonus. The Annual Bonus, if any, shall be subject to all appropriate federal and state withholding taxes and shall be paid in accordance with the normal payroll procedures of the Company.

         4. Employee Benefits. The Employee and his eligible dependents shall be eligible to participate in the qualified employee benefit programs made available generally to other employees of the CCI Affiliates as well as any other programs made available generally to other Presidents of Divisions of the Company; provided, however, that the Employee and his eligible dependents must meet any and all eligibility provisions required under such qualified employee benefit programs. The Employee will be eligible for participation in the Clark Consulting, Inc. Execu-flex Benefit Plan, which will provide the Employee with a $15,000 contribution each plan year for so long as this Plan is offered to other employees and for as long as the Employee remains as President of the Division. The Employee will also be eligible for participation in the Clark Consulting, Inc. Deferred Compensation Plan for so long as this Plan is offered to other employees and for as long as the Employee remains as President of the Division.

         5. Paid Time Off. The Employee shall be entitled to up to twenty-five
(25) days paid time off (PTO) during each full calendar year, and may carry over up to ten (10) days of unused paid time off to the next succeeding calendar year; provided, however, that at no time may the Employee have accumulated more than thirty (30) days of PTO.

         6. Reimbursement of Expenses. The Company recognizes that the Employee will incur legitimate business expenses in the course of rendering services to the Company hereunder. Accordingly, the Company shall reimburse the Employee, upon presentation of receipts or other


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


adequate documentation, for all necessary and reasonable business expenses incurred by the Employee in the course of rendering services to the Company under this Agreement consistent with the Company's Travel Policy then in effect.

         7. Working Facilities. The Employee shall be furnished an office, administrative assistance and such other facilities and services suitable to his position and adequate for the performance of his duties ("Working Facilities"), which shall be consistent with the reasonable policies of the Company.

         8. Termination of Existing Contract The Employee is currently party to an agreement with the Company dated March 1, 2001 (the "Existing Contract") and subsequently amended on March 1, 2001 and further amended on March 20, 2003 (the "Existing Amendments") which is attached hereto as Exhibit A. The Company and the Employee agree that on the effective date of this Agreement that the Existing Contract and the Existing Amendments will be terminated and that the terms of this Agreement will govern all aspects of the Employee's employment with the Company

         9. Termination. The employment relationship between the Employee and the Company created hereunder shall terminate before the expiration of the then current term upon the occurrence of any one of the following events:

         (a) Death or Permanent Disability. The death or permanent disability of the Employee. For the purpose of this Agreement, "permanent disability" of the Employee shall mean "disability" as defined under Clark Consulting, Inc.'s long-term disability plan.

         (b) Termination for Cause. The following events, actions or inactions by the Employee shall constitute "Cause" for termination of this Agreement:

                  (i) Substantial refusal or failure to perform duties or any reasonable obligation or substantial poor performance by the Employee that is repeated or continued following thirty (30) days written notice to the Employee of such refusal or failure to perform or of substantial poor performance given by the Chief Operating Officer of CCI to the Employee;

                  (ii) Employee's failure to rectify any material breach of contract under this Agreement within 30 days after written notice of such breach is given by the Chief Executive Officer or the Chief Operating Officer of the Company to the Employee;

                  (iii) any gross misconduct or gross negligence in the performance of his duties that materially and adversely affects the Company;

                  (iv) a material breach of the Intellectual Property and Confidentiality Agreement with the Company;

                  (v) the intentional diversion of a material financial opportunity away from the CCI Affiliates;


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


                  (vi) the commission of an act of dishonesty or fraud that is of a material nature and involves a material breach of trust with respect to the interests of the Company; and

                  (vii) the conviction of Employee for any felony or of a crime involving moral turpitude.

Any notice of discharge shall describe with reasonable specificity the cause or causes for the termination of the Employee's employment, as well as the effective date of the termination (which effective date may be the date of such notice). If the Company terminates the Employee's employment for any of the reasons set forth above, the Company shall have no further obligations hereunder from and after the effective date of termination (other than as set forth below) and shall have all other rights and remedies available under this Agreement or any other agreement and at law or in equity.

         (c) Constructive Termination. In the event of a material reduction in (or a failure to pay or provide) Employee's earned Base Salary, earned Annual Bonus, benefits or PTO other than as permitted by this Agreement, or a downward revision in the Employee's title and/or responsibilities unless mutually agreed upon between the Employee and the Chief Operating Officer of Clark Consulting, Inc., the Employee shall have the right to terminate his employment and such termination shall be treated in all respects as if it had been a termination of employment by the Company with Notice as defined in Section 9(e).

         (d) Termination by the Employee with Notice. The Employee may terminate this Agreement at any time without liability to the Company arising from the resignation of the Employee upon thirty (30) days prior written notice to the Company. The Company retains the right after proper notice of the Employee's voluntary termination to require the Employee to cease his employment immediately; provided, however, in such event, the Company shall remain obligated to pay the Employee his salary during the thirty (30) day notice period. During such thirty (30) day notice period, the Employee shall provide such consulting services to the Company as the Company may reasonably request and shall assist the Company in training his successor and generally preparing for an orderly transition.

         (e) Termination by the Company with Notice. After December 31, 2005, or prior to such anniversary in connection with a general restructuring of the Company as a whole, the Company may terminate this Agreement at any time without liability other than as set forth in Section 10(c) upon thirty (30) days prior written notice to the Employee. The Company retains the right after proper notice has been given to the Employee to require the Employee to cease his employment immediately; provided, however, in such event, the Company shall remain obligated to pay the Employee his salary during the thirty (30) day notice period. During such thirty (30) day notice period, the Employee shall provide such consulting services to the Company as the Company may reasonably request and shall assist the Company in training his successor and generally preparing for an orderly transition.

         (f) Termination due to Change in Control. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if:


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


                  (i) other than Clark, Inc. or an existing subsidiary of Clark, Inc., the Company becomes a subsidiary of another corporation or entity or is merged or consolidated into another corporation or entity or substantially all of the assets of the Company are sold to another corporation or entity; or

                  (ii) any person, corporation, partnership or other entity, either alone or in conjunction with its "affiliates," as that term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933, as amended, or other group of persons, corporation, partnerships or other entities who are not "affiliates" but who are acting in concert, other than W.T. Wamberg or his family members or any person, organization or entity that is controlled by W.T. Wamberg or his family members, becomes the owner of record or beneficially of securities of the Company that represent thirty-three and one-third percent (33 1/3%) or more of the combined voting power of the Company's then outstanding securities entitled to elect Board of Directors of the Company; or

                  (iii) the Board of Directors of the Company or a committee thereof makes a determination in its reasonable judgment that a "Change of Control" of the Company has taken place.

         If after a Change in Control, the Employee terminates due to Constructive Termination or CCI or its successors terminates the Employee for any reason other than Cause, as defined in Section 9(b), the Employee will be entitled to the Compensation as specified in Section 10(e) of this Agreement.

         10. Compensation Upon Termination.

         (a) Accrued Obligations. Upon termination of the Employee's employment under this Agreement for any reason (provided, however, that the Company may not terminate the Employee without Cause or take actions that would result in a Constructive Termination of the Employee prior to December 31, 2005, the Employee shall be entitled to:

                  (i) the Base Salary earned by him before the effective date of termination, as provided in Section 3(a) hereof, prorated on the basis of the number of full days of service rendered by the Employee during the year to the effective date of termination;

                  (ii) any accrued, but unpaid, PTO (up to thirty (30) days);

                  (iii) any authorized but unreimbursed business expenses; and

                  (iv) any benefits to which the Employee is entitled under the employee benefit programs maintained by the CCI Affiliates in which the Company participates.

         The sum of the amounts described in clauses (i) through (iv) will be hereinafter referred to as the "Accrued Obligations." The Accrued Obligations will be paid to the Employee or his estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the


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


date of termination; provided that the benefits under clause (iv) will be paid or provided in accordance with the terms of the applicable employee benefit programs.

         (b) Termination Due to Death or Disability. If the Employee's employment terminates as specified in Section 9(a) of this Agreement, the Employee shall be entitled to the Accrued Obligations set forth in Section 10(a) above plus any pro-rata Annual Bonus, as specified in Section 3(b) of this Agreement. If the Employee's employment terminates as specified in Section 9(a) prior to January 1, 2005, the pro-rata Annual Bonus will be no less than the Annual Bonus guarantee for the 2004 fiscal year. If the Employee's employment terminates as specified in Section 9(a) after December 31, 2004 but prior to January 1, 2006, the pro-rata Annual Bonus will be no less than the Annual Bonus guarantee for the 2005 fiscal year. If the Employee terminates as specified in
Section 9(a) of this Agreement after January 1, 2006, the pro-rata Annual Bonus shall be based on the Base Salary Earnings of the Employee through the Date of Death or Disability and shall be paid on or before March 15 of the year following the year to which the Annual Bonus relates based on the actual financial results of the Practice and the Company for that fiscal year.

         (c) Compensation for Constructive Termination or Termination by the Company with Notice. Upon termination of the Employee's employment under this Agreement pursuant to Sections 9(c) or 9(e) of the Agreement, the Employee will receive the sum of:

                  (i) the Accrued Obligations as set forth in Section 10(a) of this Agreement;

                  (ii) One year of Base Salary, pursuant to Section 3(a) to be paid over the course of 12 months consistent with the company's normal payroll practices and

                  (iii) Any pro-rata Annual Bonus, as specified in Section 3(b) of this Agreement, for the Calendar Year of the Employee's Termination. If the Employee's employment terminates as specified in Sections 9(c) or 9(e) prior to January 1, 2005, the pro-rata Annual Bonus will be no less than the Annual Bonus guarantee for the 2004 fiscal year. If the Employee's employment terminates as specified in Section 9(c) or 9(e) after December 31, 2004 but prior to January 1, 2006, the pro-rata Annual Bonus will be no less than the Annual Bonus guarantee for the 2005 fiscal year. If the Employee terminates as specified in Section 9(c) or 9(e) of this Agreement after January 1, 2006, the pro-rata Annual Bonus shall be based on the Base Salary Earnings of the Employee through the Date of Termination and shall be paid on or before March 15 of the year following the year to which the Annual Bonus relates based on the actual financial results of the Practice and the Company for that fiscal year.

         (d) Compensation for Termination By the Employee With Notice. If the Employee's employment terminates as specified in Section 9(d) of this Agreement, the Employee shall be entitled to the Accrued Obligations as set forth in
Section 10(a).

         (e) Compensation due to a Change in Control. Upon termination of the Employee's employment pursuant to Section 9(f) of this Agreement, the Employee will receive the sum of:


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


                  (i) the Accrued Obligations as set forth in Section 10(a) of this Agreement;

                  (ii) Two (2) years of Base Salary, pursuant to Section 3(a) to be paid over the course of 24 months consistent with the company's normal payroll practices and

                  (iii) An amount equal to the Annual Bonuses paid to the Employee for the two years prior to the date of a Change of Control to be paid over the course of 24 months consistent with the Company's normal payroll practices. If the Change in Control occurs prior to December 31, 2005, the amount of this payment shall not be less than the guaranteed Annual Bonus payments pursuant to Section 3(b) for the 2004 and 2005 fiscal years.

         (f) Withholding; Offset. Amounts payable under this Section 10 shall be subject to all appropriate federal and state withholding taxes, and shall be offset by any amounts due the Company under this Agreement.

         11. Noncompetition; Nonsolicitation.

         (a) The Employee acknowledges that he occupies a position of special trust and confidence with respect to the Company, and that the position imposes the obligation to act in a stewardship capacity with respect to the preservation and development of the Company and its resources for the benefit of future, as well as present, shareholders, officers, directors and employees. In recognition of his special relationship with the Company, and to protect the Company's legitimate business interests without unnecessarily or unreasonably restricting his professional opportunities in the event of his termination from the Company and all CCI Affiliates, for any reason other than as specified in Section 9(f) of this Agreement;

                  (i) The Employee shall not, unless receiving specific written approval from the Chief Executive Officer of the Company, for a period of twelve (12) months following his termination of employment with the Company and all CCI Affiliates for any reason, for himself or as agent, partner or employee of any person, corporation or firm, directly or indirectly, engage in services of the type provided by the Company for:

                           (1) any client of the Company or a CCI Affiliate for
                  whom the Employee performed services, as determined by the Chief Operating Officer of Clark Consulting, Inc., or supervised the performance of services,

                           (2) any prospective client of the Company or a CCI
                  Affiliate to whom the Employee submitted, or assisted in the submission of, a proposal, during the twelve (12) month period preceding his termination, or

                           (3) any client about whom Employee learned
                  Confidential Information.

                  (ii) The Employee shall not, unless receiving specific written approval from the Chief Executive Officer of the Company, at any time during which he is an employee of the Company or another CCI Affiliate and for twelve (12) months after his


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


         termination with the Company and all CCI Affiliates for any reason, whether for his own account or for the account of any person other than a CCI Affiliate, directly or indirectly, endeavor to solicit away from the Company or a CCI Affiliate, or facilitate the solicitation away from the Company or a CCI Affiliate of, any client of the Company or a CCI Affiliate or induce same to limit, alter or reduce its relationship with the Company.

                  (iii) The Employee shall not, unless receiving specific written approval from the Chief Executive Officer of the Company, at any time during which he is an employee of the Company or another CCI Affiliate and for twelve (12) months after his termination for any reason from the Company and all CCI Affiliates, whether for his own account or for the account of any person other than a CCI Affiliate, directly or indirectly, induce away from the Company or a CCI Affiliate, or facilitate the inducement away from the Company or a CCI Affiliate of, any personnel of the Company or a CCI Affiliate or interfere with the faithful discharge by such personnel of their contractual and fiduciary obligations to serve the Company's or a CCI Affiliate's interests and those of its clients of undivided loyalty.

         (b) If the Employee's employment terminates pursuant to Section 9(f) of this Agreement, the non-competition and nonsolicitation provisions of Section 11(a) of this Agreement will be binding for a period of Twenty-four (24) months, rather than 12 months.

         (c) "Client" as used in this Section 11 shall mean any person or entity for whom the Company or a CCI Affiliate performed services or provided products within the twelve (12) months immediately preceding the termination of the Employee's employment with the Company and all CCI Affiliates.

         12. Confidential Information. Employee shall abide by the terms of the Company's standard Intellectual Property and Confidentiality Agreement, which is attached hereto as Exhibit B.

         13. Property of the Company. The Employee acknowledges that from time to time in the course of providing services pursuant to this Agreement he shall create or have the opportunity to inspect and use certain property, both tangible and intangible, of the Company and the Employee hereby agrees that such property shall remain the exclusive property of the Company, and the Employee shall have no right or proprietary interest in such property, whether tangible or intangible, including, without limitation, the Employee's customer and supplier lists, contract forms, books of account, computer programs and similar property.

         14. Equitable Relief. The Employee acknowledges that the services to be rendered by him are of a special, unique, unusual, extraordinary, and intellectual character, which gives them a peculiar value, and the loss of which cannot reasonably or adequately be compensated in damages in an action at law, and that a breach by him of any of the provisions contained in this Agreement will cause the Company irreparable injury and damage. The Employee further acknowledges that he possesses unique skills, knowledge and ability and that competition by him in violation of this Agreement or any other breach of the provisions of this Agreement would be extremely detrimental to the Company. By reason thereof, the Employee agrees that the Company shall be entitled, in addition to any other remedies it may have under this Agreement


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


or otherwise, to injunctive and other equitable relief to prevent or curtail any breach of this Agreement by him.

         15. Assignment. The Company may assign its rights under this Agreement to any successor in interest, whether by merger, consolidation, sale of assets or otherwise. This Agreement is personal to the Employee and may not be assigned in any way by the Employee without the prior written consent of the Company.

         16. Severability and Reformation. The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance. Further, if any provision is held to be overbroad, a court may modify that provision to the extent necessary to make the provision enforceable according to applicable law and enforce the provision as modified.

         17. Integrated Agreement. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, and there are no agreements, understandings, specific restrictions, warranties or representations relating to said subject matter between the parties other than those set forth herein, specifically referenced herein or otherwise herein provided for.

         18. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, cable, telegram, facsimile transmission or telex to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

         If to the Company:

                  Clark Consulting, Inc.
                  102 South Wynstone Park Drive
                  North Barrington, Illinois 60010
                  Attn:  Mr. Thomas M. Pyra
                  Chief Operating Officer

         With a copy in the event of notice to the Company or CBI to:

                  Vedder, Price, Kaufman and Kammholz, P.C.
                  222 N. LaSalle Street
                  Chicago, Illinois  60601
                  Attn:  Lane R. Moyer, Esq.


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         If to Employee:

                  James C. Bean
                  26820 Ghostley Road
                  Rogers, MN   55374

         Notice so given shall, in the case of notice so given by mail, be deemed to be given and received on the fourth calendar day after posting, in the case of notice so given by overnight delivery service, on the date of actual delivery and, in the case of notice so given by cable, telegram, facsimile transmission, telex or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

         19. Further Actions. Whether or not specifically required under the terms of this Agreement, each party hereto shall execute and deliver such documents and take such further actions as shall be necessary in order for such party to perform all of his or its obligations specified herein or reasonably implied from the terms hereof.

         20. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF ILLINOIS.

         21. Application of Terms. Whenever used herein the terms Clark, Inc., Clark Consulting, Inc., (or any abbreviations thereof) shall include all affiliates and successors thereof.

         22. Counterparts. This Agreement may be executed in counterparts, each of which will take effect as an original and all of which shall evidence one and the same Agreement.

         23. Arbitration. Without limiting the right of the Company or the Employee to seek equitable relief to prevent irreparable injury, any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof, which has not been resolved by agreement within 60 days after written notice thereof by the affected Party shall be settled by arbitration in accordance with the then current Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by a sole arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ss. 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be Chicago, Illinois. The arbitrator is not empowered to award damages in excess of compensatory damages and each Party hereby irrevocably waives any right to recover such damages with respect to any dispute resolved by arbitration.

                            [signature page follows]


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


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

                                                      CLARK CONSULTING, INC.



                                                      By:/s/ Thomas M. Pyra
                                                         -----------------------
                                                         Thomas M. Pyra
                                                         Chief Operating Officer


                                                      Dated: July 1, 2004
                                                             -------------------



                                                      EMPLOYEE:

                                                      /s/ James C. Bean
                                                      --------------------------
                                                      James C. Bean


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